EXHIBIT 99(b)


                  ENTERACTIVE, INC. ANNOUNCES PRIVATE PLACEMENT

         Enteractive, Inc. - December 12, 1996 - New York, New York. Enteractive, Inc. (NASDAQ - ENTR, Boston Stock Exchange - ENT), today announced that it raised net proceeds of approximately $7,872,000 through a private placement of 84 units. Each unit consists of 80 shares of Class A Convertible Preferred Stock ("Preferred Stock") and 50,000 Common Stock Purchase Warrants to Purchase in the aggregate of 50,000 shares of Common Stock at an exercise price per share equal to $4.00 per share. The Preferred Stock has a stated value of $1,250 and each share of Preferred Stock is convertible at any time after April 30, 1998 into such whole number of shares of Common Stock equal to the aggregate stated value of the Preferred Stock to be converted divided by the lesser of (i) $2.00 or (ii) 50% of the average closing sale price for the Common Stock last ten trading days in the fiscal quarter of the Company prior to such conversion. GKN Securities Corp. acted as placement agent for this offering.

         Andrew Gyenes, CEO, said, "We anticipate that these funds will be used primarily in connection with the implementation of our recently announced affiliation with USWeb to provide corporate network solutions, products and services in seven key East coast markets.

         The securities offered and sold in the Private Placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States by the holders thereof absent registration or an applicable exemption from registration requirements.

         This press release contains certain forward-looking statements, which are intended to be covered by the safe harbors created by the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the ability of the Company to implement its new strategy to provide corporate network solutions, products and services. Although the Company believes that the assumptions, including the demand for Web-related services, underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of significant uncertainties inherent in the forwardlooking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.